UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 20, 2007
Blackboard Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50784	52-2081178

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

1899 L Street, N.W., Washington, D.C.	20036

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (202) 463-4860

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
      On June 20, 2007, Blackboard Inc., a Delaware corporation (the “Company”), entered into an indenture (the “Indenture”) with U.S. Bank National Association, as trustee, relating to the Company’s 3.250% Convertible Senior Notes due 2027 (the “Notes”). The Company issued and sold $165 million aggregate principal amount of the Notes in a public offering (the “Offering”) pursuant to a Registration Statement on Form S-3 (File No. 333-143715) filed by the Company with the Securities and Exchange Commission on June 13, 2007 and the prospectus supplement, dated June 14, 2007, to the prospectus, dated June 13, 2007, included in the Registration Statement (the “Prospectus Supplement”).
      The Notes bear interest at a rate of 3.250% per year on the principal amount, accruing from June 20, 2007. Interest is payable semi-annually on January 1 and July 1, commencing on January 1, 2008. The Notes will mature on July 1, 2027, subject to earlier conversion, redemption or repurchase.
      The Notes will be convertible, under certain circumstances, into cash or a combination of cash and the Company’s common stock at an initial base conversion rate of 15.4202 shares of common stock per $1,000 principal amount of Notes. The base conversion rate represents an initial base conversion price of approximately $64.85. If at the time of conversion the applicable price of the Company’s common stock exceeds the base conversion price, the conversion rate will be increased by up to an additional 9.5605 shares of the Company's common stock per $1,000 principal amount of Notes, as determined pursuant to a specified formula. In general, upon conversion of a Note, the holder of such Note will receive cash equal to the principal amount of the Note and the Company’s common stock for the Note’s conversion value in excess of such principal amount.
      Holders may surrender their Notes for conversion prior to the close of business on the business day immediately preceding the maturity date for the Notes only under the following circumstances: (1) prior to January 1, 2027, with respect to any calendar quarter beginning after June 30, 2007, if the closing price of the Company’s common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 130% of the base conversion price per share of the Notes on such last trading day; (2) on or after January 1, 2027, until the close of business on the business day preceding maturity; or (3) during the five business days after any five consecutive trading day period in which the trading price per $1,000 principal amount of Notes for each day of that period was less than 95% of the product of the closing price of the Company’s common stock and the then applicable conversion rate of the Notes.
      If a make-whole fundamental change occurs prior to July 1, 2011, the Company may be required in certain circumstances to increase the applicable conversion rate for any Notes converted in connection with such fundamental change by a specified number of shares of the Company’s common stock. The Notes may not be redeemed by the Company prior to July 1, 2011, after which they may be redeemed at 100% of the principal amount plus accrued interest. Holders of the Notes may require the Company to repurchase some or all of the Notes on July 1, 2011, July 1, 2017 and July 1, 2022, or in the event of certain fundamental change transactions, at 100% of the principal amount plus accrued interest.

      The Notes are the Company’s unsecured senior obligations and are effectively subordinated to all of the Company’s existing and future senior indebtedness to the extent of the assets securing such debt, and are effectively subordinated to all indebtedness and liabilities of the Company’s subsidiaries, including trade payables. The Indenture does not limit the amount of indebtedness that the Company or any of its subsidiaries may incur.
      The Indenture is filed as Exhibit 4.1 to this Current Report on Form 8-K, and the Company refers you to such exhibit for the complete terms of the Indenture. The complete terms of the Indenture are incorporated herein by reference. The terms of the Indenture and the Notes are also described in the “Description of the Notes” section of the Prospectus Supplement, which is incorporated herein by reference.
Item 1.02. Termination of Material Definitive Agreement.
      On June 20, 2007, the Company used part of the proceeds of the Offering to terminate and satisfy in full the Company’s existing indebtedness outstanding pursuant to the credit agreement, dated as of February 28, 2006, among the Company, Credit Suisse, Cayman Islands Branch, as administrative agent and collateral agent, and the lenders party thereto (the “Credit Agreement”) and to pay all fees and expenses incurred in connection with the termination. The Company did not pay any prepayment premium or penalties in connection with the early termination of the Credit Agreement.
Item 8.01. Other Events.
      On June 20, 2007, the Company announced the closing of the sale of the Notes. The full text of the press release issued in connection with the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
4.1	Indenture, dated as of June 20, 2007, between Blackboard Inc. and U.S. Bank National Association, as trustee.

99.1	Press Release dated June 20, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBOARD INC.

Date: June 20, 2007	By: /s/ Matthew Small

Name: Matthew Small
Title: Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated as of June 20, 2007, between Blackboard Inc. and U.S. Bank National Association, as trustee.

99.1	Press Release dated June 20, 2007.